Exhibit 99.1

DYNAMIC HEALTH PRODUCTS, INC.

FOR IMMEDIATE RELEASE

Dynamic Health Shares Nine-Month Review of Operations

Successful Acquisition of Major Distribution Company

Completes $6 Million Capital Raise

Largo, FL - January 6, 2005 – Dynamic Health Products, Inc. (OTC Bulletin Board: DYHP) today reviewed its progress and achievements for the first nine months of its fiscal year ending March 31, 2005.

Mandeep Taneja, Dynamic’s Chief Executive Officer commented: “We are pleased with the progress of the past nine months. We are executing on our strategy of expanding the marketing and distribution network for our growing base of sports nutrition products, dietary supplements and health and beauty care products.”

In October 2004, Dynamic completed the acquisition of Bob O’Leary Health Food Distributor Co., Inc. (“BOSS”) for approximately $5.5 million in cash. As the second largest distributor in the sports nutrition product industry, BOSS is engaged in developing, wholesaling and distributing a wide variety of non-prescription drugs, dietary supplements, vitamins, health food and nutritional products, soft goods and other related products. Unaudited revenues for BOSS’ nine months ended September 30, 2004 were approximately $25 million.

In conjunction with the acquisition, Dynamic completed the placement of $6 million in secured convertible notes and warrants with Laurus Master Fund, Ltd.

“This acquisition will provide Dynamic with additional revenue as well as further expand our marketing and distribution channels,” said Mr. Taneja. “We intend to complement BOSS’ existing presence and concentration in the Northeast with additional distribution centers in the Southern and West coast regions of the country.”

In November 2004, the company entered into a letter of intent for the potential purchase of certain assets of a major nutritional product manufacturer, marketer and distributor for $65 million in cash. Unaudited revenues for this potential acquisition for 2003 were approximately $89 million.

In December 2004, the company entered into a letter of intent for the potential purchase of the stock of another major sport nutrition product distributor for cash and stock consideration. Unaudited revenues for this potential acquisition for 2003 were approximately $16 million.

“We continue to opportunistically acquire products and distribution channels,” added Mr. Taneja. “We are building the foundation for sustainable growth in the rapidly expanding market for sports nutrition products, dietary supplements and health and beauty care products. Volume is the key to success in this competitive industry and Dynamic will be well positioned.”

Dynamic Health Products develops, wholesales and distributes a wide variety of sports nutrition products, non-prescription dietary supplements, over-the-counter drugs, and health and beauty care products through its subsidiaries.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

CONTACT:

Cani Shuman

Chief Financial Officer

Tel: 727-329-1845